Exhibit 99.1

NeoStem Announces Closing of Acquisition of California Stem Cell, Inc. and First Quarter 2014 Financial Results
61% Revenue Increase Over First Quarter 2013
NEW YORK, May 8, 2014 (GLOBE NEWSWIRE) -- NeoStem, Inc. (Nasdaq:NBS) ("NeoStem" or the "Company"), a leader in the emerging cellular therapy industry, today announced first quarter 2014 financial results as well as the closing of the Company’s acquisition of California Stem Cell, Inc. (“CSC”), an Irvine, California based biotechnology company. Strategic acquisitions that leverage the Company’s strong development, regulatory and manufacturing expertise have been the cornerstone of NeoStem’s growth and the basis for providing value to shareholders.
“We are pleased to see positive revenue growth in this quarter over first quarter 2013 and to report that, as of March 31, 2014, we had an ending cash balance of over $41 million,” said Dr. Robin L. Smith, Chairman and CEO of NeoStem. “Coupled with our best in class manufacturing capability, the stage is set for us to realize meaningful clinical development and manufacturing efficiencies, further positioning NeoStem to lead the cell therapy industry and achieve our goal of delivering transformative cell based therapies to the market to help patients suffering from life-threatening medical conditions.”
California Stem Cell Acquisition
Melapuldencel-T, developed by CSC and now NeoStem’s most advanced product candidate and foundation for its Targeted Immunotherapy Program in oncology, is a late stage novel proprietary cancer cell therapy. NeoStem plans to initiate, before the end of 2014, a pivotal Phase 3 trial of Melapuldencel-T, an autologous, melanoma initiating (stem) cell immune based therapy intended to eliminate the tumor cells capable of causing disease recurrence. Melapuldencel-T has been approved to enter this trial with a Special Protocol Assessment (“SPA”) from the Food and Drug Administration (“FDA”) and has received Fast Track designation for metastatic melanoma, as well as Orphan Drug designation. There are approximately 120,000 new cases of melanoma every year in the U.S.
Pursuant to the terms of the CSC merger agreement, on May 8th NeoStem issued 5.33 million shares of NeoStem common stock, restricted and subject to certain holding periods, in exchange for all of CSC’s equity interests. CSC shareholders will be eligible for milestone and royalty payments of up to $90 million, which may be payable in cash or shares of NeoStem common stock at NeoStem's discretion. The shares of NeoStem's common stock issued to equity holders of CSC are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and are subject to selling restrictions.
Recent Highlights and Upcoming Milestones
The CSC acquisition has significantly advanced NeoStem’s leadership in the cell therapy industry by adding a Targeted Immunotherapy Program to its diversified product pipeline. The Company looks forward to additional near term milestones in other clinical development programs:

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Immune Modulation (T Regulatory Cell Program) - Phase 1 data in type 1 diabetes are expected to be presented on June 15th at the American Diabetes Association (“ADA”). meeting. NeoStem has licensed this technology from Dr. Jeffrey Bluestone of UCSF School of Medicine. NeoStem plans to initiate a Phase 2 study in the third quarter of 2014 using the proprietary Treg technology to treat type 1 diabetes, which affects more than 34 million people worldwide.

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Ischemic Repair (CD34 Cell Program) - In the second half of 2014 NeoStem expects to release Phase 2 data from its PreSERVE AMI trial of AMR-001, the Company’s second most advanced product candidate. PreSERVE AMI is a randomized, double-blinded, placebo-controlled Phase 2 clinical trial testing AMR-001, an autologous (donor and recipient are the same) adult stem cell product for the treatment of patients with left ventricular dysfunction following acute ST segment elevation myocardial infarction (“STEMI”), which affects more than 160,000 patients per year in the U.S. With the last patient of the 160 patient trial infused in late December 2013, the last patient’s 6 month follow-up is expected to occur in June 2014. Once the primary endpoint 6 month data has been collected, the data set will be locked and analysis will begin with a submission for a possible presentation of the study results at the American Heart Association's Scientific Sessions to be held November 15-19, 2014. If approved by FDA and/or other worldwide regulatory agencies following successful completion of further trials, AMR-001 would address a significant medical need for which there is currently no effective treatment, potentially improving longevity and quality of life for those suffering a STEMI, and positioning NeoStem to capture a meaningful share of this worldwide market. The Company may also advance its CD34 Cell Program into other clinical indications, such as chronic heart failure, traumatic brain injury and/or critical limb ischemia.

NeoStem continues to expand its intellectual property protection including its Treg international patent portfolio with the granting in the first quarter of a patent in Japan as well as new U.S. and European patent allowances for AMR-001.
Progenitor Cell Therapy, LLC ("PCT") is NeoStem’s revenue-generating contract manufacturing subsidiary. PCT has two cGMP, state-of-the art cell therapy research, development, and manufacturing facilities in New Jersey and California, serving the cell therapy community with integrated and regulatory compliant distribution capabilities. The Company is pursuing commercial expansion of its manufacturing operations both in the U.S. and internationally. Additionally, with the acquisition of CSC, PCT can leverage CSC’s additional manufacturing capacity in Irvine, California as well as their personnel’s experience and expertise in immunotherapy to provide additional manufacturing and/or development work to advance NeoStem’s platform technology as well as technologies of PCT’s client base.
Financial Results for the 2014 First Quarter
Revenues for the three months ended March 31, 2014 were $4.1 million compared to $2.5 million for the same period in 2013, representing a 61% increase. PCT's clinical services revenues, the largest component of revenues, increased 88%. Overall, there were approximately 50% more active clients as of March 31, 2014 compared to March 31, 2013, including five new clinical service contracts initiated during the first quarter.
For the three months ended March 31, 2014, research and development expenses were $4.8 million compared to $3.2 million for the three months ended March 31, 2013, an increase of $1.6 million, and a result of support of the advancement of the Treg Program, and to a lesser extent in support of the Phase 2 PreSERVE AMI trial.
Selling, general and administrative expenses increased from $5.8 million for the three months ended March 31, 2013 to $9.0 million for the three months ended March 31, 2014, of which $1.4 million was related to non-cash equity-based compensation. Equity-based compensation is expected to be lower in future quarters. The higher general and administrative expenses were due to higher strategic and corporate development activities, including those associated with the acquisition of CSC.
Net loss for the first quarter was $13.8 million (or $9.3 million when excluding non-cash charges - see reconciliation in appendix below) compared to $8.9 million in 2013 (or $6.2 million when excluding non-cash charges - see reconciliation in appendix below).

At March 31, 2014 NeoStem’s cash balance was $41.4 million. Common shares outstanding as of March 31, 2014 were 28.6 million and common shares outstanding as of May 8, 2014, following the closing of the CSC acquisition, were 33.9 million.
NeoStem continues to pursue the preservation and enhancement of human health globally through the development of cell based therapeutics that prevent, treat or cure disease. The Company has multiple cell therapy platforms that work to address the pathology of disease using a person’s own cells to amplify the body’s natural repair mechanisms including enhancing the destruction of cancer initiating cells, repairing and replacing damaged or aged tissue, cells and organs and restoring their normal function. The combination of NeoStem’s therapeutic development business and a revenue-generating service provider business provides the Company with unique capabilities for cost effective in-house product development and immediate revenue and future cash flow to help underwrite the Company’s internal development programs.

Appendix
Use of Non-GAAP Financial Measures
The Company uses Net Loss Excluding Non-Cash Charges as a non-GAAP financial measure in evaluating its performance. This measure represents net loss, less equity-based compensation, depreciation and amortization, and other non-cash adjustments included in net loss. The Company believes that providing this measure to investors provides important supplemental information of its performance and permits investors and management to evaluate the core operating performance and cash utilization of the Company by excluding the use of these non-cash adjustments. Additionally, the Company believes this information is frequently used by securities analysts, investors and other interested parties in the evaluation of performance. Management uses, and believes that investors benefit from, this non-GAAP financial measure in assessing the Company's operating results, as well as in planning, forecasting and analyzing future periods.
Net Loss Excluding Non-Cash Charges has limitations as an analytical tool, and investors should not consider this measure in isolation, or as a substitute for analysis of the Company's results as reported under generally accepted accounting principles in the United States ("U.S. GAAP"). For example, this measure does not reflect the Company's cash expenditures, future requirements for capital expenditures, contractual commitments, or cash requirements for working capital needs. Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and Net Loss Excluding Non-Cash Charges does not reflect any cash requirements for such replacements. Given these limitations, the Company relies primarily on its U.S. GAAP results and uses the Net Loss Excluding Non-Cash Charges measure only as a supplemental measure of its financial performance and cash utilization.

GAAP to Non-GAAP Reconciliation

Net Loss Excluding Non-Cash Charges Reconciliation
	Three Months Ended
(in millions)	March 31, 2014	March 31, 2013

Net loss	$(13.8)	$(8.9)

Equity-based compensation	3.9	2.2
Depreciation and amortization	0.4	0.6
Changes in fair value of derivative liability	—	—
Changes in acquisition-related contingent consideration	0.2	—
Bad debt recovery	—	—
Deferred income taxes	—	—

Net Loss Excluding Non-Cash Charges	$(9.3)	$(6.2)

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's ability to develop and grow its business, the successful development of cellular therapies, including with respect to the Company's research and development and clinical evaluation efforts in connection with the Company's Targeted Immunotherapy Program in Oncology, CD34 Cell Program and T Regulatory Cell Program, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry and the performance and planned expansion of the Company's contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014 and Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2014 and in the Company's periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.
CONTACT: Investor Contact:
LifeSci Advisors, LLC
Michael Rice
Founding Partner
Phone: +1-646-597-6979
Email: mrice@lifesciadvisors.com

Media Contact:
NeoStem, Inc.
Eric Powers
Manager of Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@neostem.com